Exhibit 23(a)




                  CONSENT OF ERNST & YOUNG LLP


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 2 on Form S-8 to the Form S-4 Registration Statement (Registration No. 333-55932), pertaining to the Tosco Corporation Store Savings Plan and to the incorporation by reference therein and in the related prospectus of our report dated March 15, 2001, with respect to the consolidated financial statements and schedule of Phillips Petroleum Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000, as amended, filed with the Securities and Exchange Commission.



                               /s/ Ernst & Young LLP

                                   ERNST & YOUNG LLP

Tulsa, Oklahoma
September 18, 2001


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